Exhibit 10.49

EMPLOYMENT TRANSITION AND RETIREMENT AGREEMENT

THIS EMPLOYMENT TRANSITION AND RETIREMENT AGREEMENT (“Agreement”) is entered into by and between DAVID M. RICKEY (“Mr. Rickey”) and APPLIED MICRO CIRCUITS CORPORATION (“AMCC” or the “Company”) effective as of the Effective Date specified in Section 4.2 hereof.

RECITALS

A. AMCC is a Delaware corporation doing business in the State of California, where Mr. Rickey is employed.

B. Mr. Rickey has been continuously employed by AMCC since 1996 and is currently its Chairman of the Board, President and Chief Executive Officer. Mr. Rickey is also a Director of the Company.

C. Mr. Rickey desires to transition his employment by August 25, 2005 and to retire from the Company on that date and the parties desire to set forth the terms for such transition and the terms upon which Mr. Rickey will retire.

AGREEMENT

1. Employment Transition and Retirement.

1.1 Mr. Rickey will be retiring his employment with AMCC on August 25, 2005 (the “Termination Date”). Effective March 20, 2005, (the “Transition Date”) Mr. Rickey hereby resigns as Chairman of the Board, President and Chief Executive Officer, and from all other offices in which he serves at the Company or any of its subsidiaries as of the Transition Date. Mr. Rickey hereby resigns as a Director of the Company effective as of the Transition Date.

1.2 Mr. Rickey will continue to perform services for AMCC from the Transition Date through the Termination Date (the “Transition Period”). During the Transition Period, Mr. Rickey’s primary duties will be to assist AMCC with the transition to a new Chief Executive Officer. During the Transition Period, Mr. Rickey shall report to the Chief Executive Officer and will perform duties reasonably requested by the Chief Executive Officer. AMCC and the Chief Executive Officer shall retain and exercise control over the manner and means by which Mr. Rickey performs his duties. This includes instructions regarding the duties to be performed, when they are to be performed, where they are to be performed and how the work is to be performed. All materials and support staff needed to assist Mr. Rickey in the performance of these duties shall be provided by AMCC at no expense to Mr. Rickey. During the Transition Period, Mr. Rickey will not have an office on Company premises. During the Transition Period, the Company will maintain Mr. Rickey’s email address at the Company and the high-speed interconnections that Mr. Rickey has as of the Transition Date. Reasonably before the end of the

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Transition Period, the Company and Mr. Rickey will jointly develop a reasonable transition plan to terminate Mr. Rickey’s Company email address and high-speed interconnections immediately following the Transition Period and to redirect email traffic addressed to Mr. Rickey.

1.3 AMCC will continue to pay Mr. Rickey’s salary at its current level and will provide him with the benefits he is currently receiving, including but not limited to medical and dental benefits, through the Termination Date, at which time AMCC shall have no further obligations to Mr. Rickey except as set forth in this Agreement.

1.4 Mr. Rickey will accept no other employment until the Termination Date. Nothing herein prevents Mr. Rickey from becoming or remaining a director of boards of other companies, consistent with AMCC policy.

1.5 In exchange for the parties’ promises and covenants in this Agreement, the Employment Agreement dated December 10, 2002 between Mr. Rickey and the Company the “Prior Agreement”) is hereby terminated as of the Effective Date and will be of no further force or effect as of the Effective Date.

2. Benefits.

2.1 During the Transition Period, Mr. Rickey shall be entitled to continue to participate in any benefit plans that he was participating in as of the Transition Date, including but not limited to the Company’s 401(k) plan, the Company’s Employee Stock Purchase Plan, the Company’s Deferred Compensation Plan, the Company-provided life insurance benefit, as such plans are in effect during the Transition Period. Any and all rights that Mr. Rickey may have in any benefit plan shall be determined in accordance with the provisions of the applicable plan.

2.2 Mr. Rickey’s stock options, including but not limited to those granted pursuant to the Prior Agreement, shall continue to vest pursuant to their terms until the Termination Date. Thereafter, Mr. Rickey may exercise then vested options only in accordance with the applicable stock option plans and agreements.

2.3 After the Termination Date until the earlier of (A) the date Mr. Rickey receives a comparable medical insurance benefit from another employer or (B) Mr. Rickey’s 65th birthday, the Company shall allow Mr. Rickey to participate in the Company’s Post–Termination Medical Insurance Program (the “Program”), and shall continue to allow him to participate in the Program so long as he remains eligible to do so per its terms, as may be amended and as then in effect. The Company will reimburse Mr. Rickey for the cost of his participation in the Program only until the earlier of (A) the date Mr. Rickey is no longer eligible for the Program as set forth in this Section 2.3 or (B) the date that is 18 months after the Termination Date.

3. Release.

3.1 Mr. Rickey, for himself and for his heirs, assigns, executors, successors and each of them, does hereby unconditionally, irrevocably and absolutely release and discharge AMCC, its owners, directors, officers, employees, agents, attorneys, stockholders, divisions,

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successors and assigns, and any related holding, parent or subsidiary corporations or predecessors in interest from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law or in equity, related directly or indirectly, or in any way connected with any transaction, affairs or occurrences between them through the Effective Date, including, but not limited to, Mr. Rickey’s employment with AMCC and the termination of said employment, including claims for wrongful termination, employment discrimination, violation of public policy, defamation, infliction of emotional distress and any other such claims under state or federal law, and any claims relating to the Prior Agreement, including but not limited to any severance obligations thereunder, or any other agreements between Mr. Rickey and AMCC. This release specifically applies to any claims for age discrimination in employment, including any claims arising under the Age Discrimination and Employment Act (“ADEA”), the State of California Fair Employment and Housing Act, or any other statutes or laws which govern discrimination in employment. Notwithstanding any other provision herein, Mr. Rickey is not releasing any claims he may have against the Company for indemnification by the Company under his Indemnification Agreements with the Company dated February 12, 1996 (the “Indemnification Agreements”) or as an officer, Director, employee or agent of the Company under the Company’s Certificate of Incorporation or Bylaws or under applicable law, and neither Mr. Rickey or the Company release any rights they may have against any of the Company’s or Mr. Rickey’s insurers.

3.2 Mr. Rickey expressly waives all of the benefits and rights granted to him pursuant to California Civil Code section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Mr. Rickey certifies that he has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that he fully understands all of the same. Mr. Rickey hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now disclosed.

3.3 Mr. Rickey agrees that he will not prosecute or allow to be prosecuted on his behalf, in any administrative agency or in any court any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, AMCC, its owners, directors, officers, employees, agents, attorneys, stockholders, insurers, divisions, predecessors, successors and assigns, and any related holding, parent or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations related in any way to the matters discharged herein. Upon the Company’s request, Mr. Rickey will execute a further release on the Termination Date.

4. Release of Age Claims/Effective Date.

4.1 Mr. Rickey acknowledges and agrees that AMCC is hereby advising him, in writing, to discuss this Agreement with an attorney, and to the extent, if any, that Mr. Rickey

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has desired, Mr. Rickey has done so; that AMCC has given Mr. Rickey 21 days to review and consider this Agreement before signing it, including the ADEA release therein, and Mr. Rickey understands that he may use as much of this 21-day period as he wishes prior to signing; and that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Agreement; that he has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that he is executing the agreement, including all releases herein, voluntarily and free of any duress or coercion.

4.2 For a period of seven days following execution of this Agreement, Mr. Rickey may revoke the Agreement, and the Agreement shall not become effective or enforceable until and unless the revocation period has expired and such right has not been exercised. This Agreement shall become effective eight days after Mr. Rickey has signed it, provided that he has not revoked the Agreement (the “Effective Date”).

5. Expense Reimbursement. Mr. Rickey agrees that he will submit any final documented expense reimbursement statements reflecting all business expenses incurred prior to and including the Termination Date, for which he seeks reimbursement no later than 10 days following the Termination Date. The Company shall reimburse Mr. Rickey’s expenses pursuant to Company policy and regular business practice.

6. Company Property. No later than 10 days following the Effective Date, Mr. Rickey shall return to the Company all Company documents (and all copies thereof) and other Company property in his possession or his control, including, but not limited to, Company files, business plans, notes, samples, sales notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, credit cards, entry cards, keys and any other materials of any nature pertaining to Mr. Rickey’s work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company; provided, however, that Mr. Rickey may keep tangible property, including but not limited to cellular phones and computers, that he received incidental to the performance of his duties and that is not, either individually or in the aggregate, material in value.

7. No Solicitation. Commencing upon the Effective Date and ending two years thereafter, Mr. Rickey shall not solicit or encourage any employee of AMCC or its affiliates to consider going to work or work for any other person or entity. This paragraph shall not prohibit Mr. Rickey from responding to unsolicited requests for letters of reference from employees of AMCC or its affiliates.

8. Mutual Nondisparagement. Mr. Rickey agrees that he will not at any time disparage the Company or its Directors, employees, shareholders and agents in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that he shall respond accurately and fully to any questions, inquiry or request for information when required by legal process. AMCC agrees that neither the Company nor its Directors, employees, shareholders and agents will at any time disparage Mr. Rickey in any manner likely to be harmful to him or his business reputation or personal reputation; provided that the Company and its Directors, employees, shareholders and agents shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

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9. Confidentiality. Mr. Rickey shall not use or disclose any proprietary or confidential information relating to the Company which he acquired while employed by the Company.

10. Entire Agreement.

10.1 The Parties declare and represent that no promise, inducement or agreement not herein expressed has been made to them, that this Agreement contains the full and entire agreement between and among the Parties, and that the terms of this Agreement are contractual and not a mere recital.

10.2 Nothing herein supercedes the terms of the Indemnification Agreements and any invention and secrecy agreements executed by Mr. Rickey, all of which shall remain in full force and effect per their terms.

11. Applicable Law. The validity, interpretation, and performance of this Agreement shall be interpreted according to the laws of California, without regard to choice of law principles.

12. Dispute Resolution. Any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through JAMS in San Diego, California, under the then current applicable rules of JAMS. Each party shall be responsible for its or his own costs and attorneys’ fees in connection with the arbitration.

13. Severability. If any provision of this Agreement is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions which may be given effect without the invalid provision. To this extent, the provisions of this Agreement are declared to be severable.

14. No Admission of Liability. It is understood that this Agreement is not an admission of any liability by any person, firm, association or corporation but is in compromise of a disputed claim.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated: 3/9/05	/s/ David M. Rickey
David M. Rickey

Dated: March 9, 2005	APPLIED MICRO CIRCUITS CORPORATION

	By:	/s/ Roger A. Smullen, Sr.
	Name:	Roger A. Smullen, Sr.
	Title:	Vice Chairman

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